EXHIBIT 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100

MIMEDX ANNOUNCES RECORD RESULTS
FOR FIRST QUARTER OF 2017

Company records 36% revenue growth, 261% increase in Net Income and
51% increase in Adjusted Net Income* over Q1 2016

Marietta, Georgia, April 28, 2017, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading biopharmaceutical company developing and marketing regenerative biologics utilizing human placental tissue allografts and patent-protected processes for multiple sectors of healthcare, announced today its record results for the quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Revenue grew 36% over Q1 2016 revenue

•	Revenue of $72.6 million exceeds upper end of MiMedx guidance range

•	Wound Care revenue of $54.9 million grew 40% over Q1 2016

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue of $17.7 million grew 26% over Q1 2016

•	24th of last 25 quarters of meeting or exceeding revenue guidance

•	Gross profit margin of 88%

•	Net income of $4.3 million is a 261% increase over Q1 2016

•	Positive Net Cash Flow From Operations of $10.6 million compared to negative $1.0 million in Q1 2016

•	21st consecutive quarter of positive Adjusted EBITDA*

•	Adjusted Net Income* of $7.4 million is a 51% increase over Q1 2016

•	Adjusted EBITDA* of $12.4 million is a 37% increase over Q1 2016
* See the accompanying tables for definitions of each Non-GAAP metric. Reconciliations of GAAP Net Income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin, and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income Per Share appear in the tables below. These non-GAAP measures include, but are not limited to, adjustments for non-cash charges associated with purchase accounting related to the Stability Biologics acquisition, normalization of tax expense, one-time non-recurring cash charges and share based compensation expense.

Results for First Quarter Ended March 31, 2017
The Company recorded record revenue for the 2017 first quarter of $72.6 million, a $19.2 million or 36% increase over 2016 first quarter revenue of $53.4 million. The Company’s gross margin for the quarter ended March 31, 2017, was 88%, as compared to the 85% gross margin in the first quarter of 2016. Net Income for the first quarter of 2017, was $4.3 million, or $.04 per diluted common share, a $3.1 million or 261% increase, as compared to Net Income of $1.2 million, or $0.01 per diluted common share in the first quarter of 2016. Adjusted EBITDA* for the quarter ended March 31, 2017, was $12.4 million, a $3.3 million or 37% improvement, as compared to Adjusted EBITDA* of $9.1 million for the first quarter of 2016.

Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO stated, “We are pleased to have exceeded the top end of our revenue guidance and to have recorded very solid performance on our revenue and profit growth. In light of the impact of the normal seasonality that the market experiences in the first quarter of the year, we are especially satisfied with our growth. With respect to our profit performance, our first quarter GAAP Net Income grew by well over 250% compared to Q1 2016, our Adjusted Net Income grew by 51% over the first quarter of 2016, and our Adjusted EBITDA* grew by 37% over Q1 2016. We expect our profit metrics as a percent of revenue to increase as the year progresses.”

Bill Taylor, President and COO, said, “Both of our sales verticals had strong growth with Wound Care revenue increasing by 40% over the first quarter of 2016 and SSO growing by 26% compared to the first quarter of last year. We are also extremely pleased with our strong operating cash flow performance compared to last year’s first quarter. Our cash flow from operations was $10.6 million, compared to a negative $1.0 million in the first quarter of 2016. We had another very favorable decline in Days Sales Outstanding (DSO) in our Accounts Receivable during the quarter, which continued the trend experienced in the last half of 2016.”

“Our three new products introduced during 2016, EpiCord®, our new dehydrated human umbilical cord allograft, AmnioFill®, the first product in the MiMedx placental collagen matrix product family to be commercially launched, and OrthoFlo Lyophilized, an extension of the Company’s amniotic fluid product family, are proving to be very impactful in pursuing our market penetration initiatives. We believe the performance of these new products during the first quarter is solid evidence of the contribution they will deliver during 2017 and beyond,” added Taylor.

Petit commented, “I believe that our shareholders are beginning to realize the very productive asset base that the Company has developed over the last six years. We have developed the management staff, the technology and the intellectual property to smoothly transition our focus towards becoming predominantly a biopharma company. In addition, our asset base includes the technology differentiator in that it embodies over 220 proteins, the primary methods of action for which we have scientifically proven. We have also demonstrated the clinical effectiveness of these proteins through approximately 30 different peer reviewed publications. That is a significant head start in terms of having the resources necessary to proceed down the Investigational New Drug/Biologics License Application (IND/BLA) regulatory pathways for numerous new therapeutic applications of our technology. As shareholders should be aware, we are completing the phase IIb studies on our first IND for plantar fasciitis. We will soon be entering our phase III trials. We have indicated our plans to very shortly file additional INDs on other sports medicine related therapies. We have indicated some of the areas of focus that will be longer-term opportunities for the Company from the same regulatory approval process. Your management is quite enthusiastic about our recently announced strategic focus. We will continue to advise you as our progress in this new strategic area develops.”

Share Repurchase Program
From the May 2014 inception of the Share Repurchase Program through December 31, 2016, the Company acquired $56.1 million in repurchased shares. During the first quarter of 2017, the Company continued to acquire its shares through the Company’s Share Repurchase Program by repurchasing an additional $12.6 million of its shares. Also during the quarter, the Company’s Board of Directors authorized an increase of $20 million to the Company's Share Repurchase Program. With the first quarter authorizations made by the MiMedx Board, the total amount authorized for the Company’s Share Repurchase Program to date is $86 million.

Liquidity and Cash Flow
Cash on hand as of March 31, 2017, was $30.9 million, as compared to $15.1 million as of March 31, 2016. Net working capital as of March 31, 2017 decreased $3.5 million to $72.3 million, as compared to $75.8 million as of December 31, 2016. The Company recorded positive net cash flow from operating activities of $10.6 million for the quarter ended March 31, 2016 due primarily to increased Adjusted EBITDA*.

GAAP Earnings
The Company recorded Net Income of $4.3 million for the quarter ended March 31, 2017, or $0.04 per diluted common share, as compared to Net Income of $1.2 million, or $0.01 per diluted common share, for the quarter ended March 31, 2016. R&D expenses for the first quarter of 2017 were $4.2 million or 6% of Net Sales, an increase of $1.7 million over first quarter 2016 R&D expenses of $2.5 million.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2017 were $52.9 million, a $12.3 million increase over first quarter of 2016 SG&A expenses of $40.6 million. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in Wound Care and SSO sales channels, as well as litigation costs.

Revenue Breakdown

The Company distinguishes revenue in two categories: (1) Wound Care and (2) SSO, which includes Original Equipment Manufacturer (“OEM”) applications. For first quarter of 2017, Wound Care revenue was $54.9 million, representing 75.6% of total revenue, and SSO (including OEM) revenue was $17.7 million, representing 24.4% of total revenue.

Second Quarter and Full Year 2017 Guidance Highlights
MiMedx provided its revenue guidance for the second quarter of 2017, increased the low end of its revenue guidance range for full year 2017, and reiterated the remaining full year 2017 guidance that was previously communicated. The Company’s second quarter and full year 2017 guidance includes:

•	Second quarter of 2017 revenue forecasted to be in the range of $73.5 to $75 million

•	2017 revenue guidance in the range of $303.5 to $307 million

•	Gross profit margins for 2017 expected to be in the range of 86% to 88%

•	2017 Operating Earnings forecasted to grow by 90% or greater

•	GAAP EPS for 2017 projected to be in the range of $0.18 to $0.20

•	Adjusted EPS* for 2017 projected to be in the range of $0.31 to $0.33

•	2017 GAAP Net Earnings expected to grow in excess of 95%

•	2017 Adjusted EBITDA* expected to be in the range of 21% to 23% of revenue

“Our strong first quarter performance and market momentum gives us a high level of confidence in meeting or exceeding our expectations for 2017,” concluded Petit.

Earnings Call
MiMedx management will host a live broadcast of its first quarter of 2017 results conference call on Friday, April 28, 2017, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see the accompanying tables to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative and therapeutic biopharmaceutical products processed from donated placental tissues. “Innovations in Regenerative Medicine" is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of placental tissue, having supplied over 800,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company's financial expectations for the second quarter and full year 2017, the contributions that new products will make in the Company’s future performance, that shareholders are beginning to realize the productive asset base that the Company has developed over the last six years, that the Company’s development of the IT and management staff, technology and intellectual property will enable it to smoothly transition its focus towards becoming predominantly a biopharma company, that the Company’s assets include the technology differentiator, that the Company has a significant head start on having the resources necessary to proceed down the IND/BLA regulatory pathways, that the Company expects to file additional INDs and the areas of focus will be longer-term opportunities for the Company, and that the strong first quarter performance and market momentum gives management a high level of confidence in its ability to meet or exceed expectations for 2017. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue may not grow as expected or may decline; even if revenue is achieved, the Company may not be able to achieve its other financial metrics; physician acceptance of new products may not continue and the Company’s new products may not contribute to financial results as predicted; the asset base developed by the Company may not contribute to the Company’s success as predicted and/or may not help it transition to a biopharma company as predicted; new products from other companies may be commercialized which are able to achieve similar results to the Company’s products; there may be delays in filing for regulatory approval or the anticipated filings may not be made at all; regulatory approvals may be delayed or may not occur at all; the benefits associated with the Company’s perceived head start on proceeding down certain regulatory pathways may not materialize; the momentum gained in the first quarter may not continue for subsequent quarters; and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2016. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$30,924	$34,391
Accounts receivable, net	66,846	67,151
Inventory, net	16,050	17,814
Prepaid expenses	6,878	5,894
Other current assets	1,200	1,288
Total current assets	121,898	126,538
Property and equipment, net of accumulated depreciation	13,763	13,786
Goodwill	20,203	20,203
Intangible assets, net of accumulated amortization	22,788	23,268
Deferred tax asset, net	9,530	9,114
Deferred financing costs and other assets	309	354
Total assets	$188,491	$193,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,892	$11,436
Accrued compensation	11,602	12,365
Accrued expenses	9,940	10,941
Current portion of earn out liability	8,740	8,740
Income taxes	7,839	5,768
Other current liabilities	587	1,482
Total current liabilities	49,600	50,732
Earn out liability	8,769	8,710
Other liabilities	1,086	821
Total liabilities	59,455	60,263
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; 111,195,825 issued and 110,840,873 outstanding at March 31, 2017 and 110,212,547 issued and 109,862,787 outstanding at December 31, 2016	111	110
Additional paid-in capital	153,735	161,261
Treasury stock at cost: 354,952 shares at March 31, 2017 and 349,760 shares at December 31, 2016	(2,982)	(2,216)
Accumulated deficit	(21,828)	(26,155)
Total stockholders' equity	129,034	133,000
Total liabilities and stockholders' equity	$188,491	$193,263

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net sales	$72,607	$53,367
Cost of sales	8,743	7,946
Gross margin	63,864	45,421

Operating expenses:
Research and development expenses	4,202	2,496
Selling, general and administrative expenses	52,951	40,648
Amortization of intangible assets	526	810
Operating income	6,185	1,467

Other expense, net
Interest expense, net	(145)	(56)

Income before income tax provision	6,040	1,411
Income tax provision (expense) benefit	(1,713)	(214)

Net income	$4,327	$1,197

Net income per common share - basic	$0.04	$0.01

Net income per common share - diluted	$0.04	$0.01

Weighted average shares outstanding - basic	105,708,526	105,538,271

Weighted average shares outstanding - diluted	113,730,591	112,039,860

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$4,327	$1,197
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	946	734
Amortization of intangible assets	526	810
Amortization of inventory fair value step-up	75	734
Amortization of deferred financing costs	45	49
Share-based compensation	4,671	4,615
Change in deferred income taxes	(416)	—
Increase (decrease) in cash, net of effects of acquisition, resulting from changes in:
Accounts receivable	305	1,874
Inventory	1,689	(264)
Prepaid expenses	(984)	(2,066)
Other current assets	87	209
Accounts payable	(379)	(4,265)
Accrued compensation	(763)	(5,640)
Accrued expenses	(942)	493
Income taxes	2,071	411
Other liabilities	(618)	132
Net cash flows from operating activities	10,640	(977)

Cash flows from investing activities:
Purchases of equipment	(923)	(2,008)
Purchase of Stability Inc., net of cash acquired	—	(7,631)
Fixed maturity securities redemption	—	500
Patent application costs	(46)	(147)
Net cash flows from investing activities	(969)	(9,286)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,865	1,138
Stock repurchase under repurchase plan	(12,666)	(3,530)
Stock repurchase for tax withholdings on vesting of restricted stock	(2,327)	(684)
Deferred financing costs	—	(20)
Payments under capital lease obligations	(10)	(10)
Net cash flows from financing activities	(13,138)	(3,106)

Net change in cash	(3,467)	(13,369)

Cash and cash equivalents, beginning of period	34,391	28,486
Cash and cash equivalents, end of period	$30,924	$15,117

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

In addition to our GAAP results, we provide certain Non-GAAP metrics including Adjusted EBITDA, Adjusted Gross
Margin, Adjusted Net Income and Adjusted Diluted Net Income per share. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA consists of GAAP Net Income excluding: (i) depreciation and amortization, (ii) interest income and expense, (iii) income taxes, (iv) one time acquisition related costs, (v) the effect of purchase accounting due to acquisitions and (vi) share-based compensation expense. Due to the impact of the acquisition of Stability in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, we have decided to provide additional adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning in 2016, we have reported Adjusted Gross Margin, Adjusted Net Income and Adjusted Diluted Net Income per Share to normalize results for comparison purposes. Adjusted Gross Margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted Net Income and Adjusted Diluted Net Income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets and (iv) share-based compensation. Reconciliations of GAAP net income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income per Share for the three months ended March 31, 2017 and 2016 appear in the tables below (in thousands):

	Three Months Ended March 31,
	2017	2016
Net Income (Per GAAP)	$4,327	$1,197

Add back:
Income taxes	1,713	214
One time costs incurred in connection with acquisition	—	713
One time inventory costs incurred in connection with acquisition	75	734
Other interest expense, net	145	56
Depreciation expense	946	734
Amortization of intangible assets	526	810
Share-based compensation	4,671	4,615
Adjusted EBITDA	$12,403	$9,073

Reconciliation of "Adjusted Gross Margin” defined as Gross Margin before Amortization of inventory fair value step-up
(in thousands):

	Three Months Ended March 31,
	2017	2016
Gross Margin (Per GAAP)	$63,864	$45,421

Non-GAAP Adjustments:
One time inventory costs incurred in connection with acquisition	75	734
Gross Margin before Amortization of inventory fair value step-up	$63,939	$46,155
Adjusted Gross Margin	88.1%	86.5%

Reconciliation of "Adjusted Net Income" and "Adjusted Diluted Net Income" per share defined as Net Income less Amortization, One Time Costs and Share-Based Compensation (in thousands, except share and per share data):

	Three Months Ended March 31,
	2017	2016
Net Income (Per GAAP)	$4,327	$1,197

Non-GAAP Adjustments:
Tax rate normalization*	(355)	(350)
One time costs incurred in connection with acquisition	—	713
One time inventory costs incurred in connection with acquisition	75	734
Amortization of intangible assets	526	810
Share - based compensation	4,671	4,615
Estimated income tax impact from adjustments	(1,805)	(2,777)
Adjusted Net Income	$7,439	$4,942
Adjusted Diluted Net Income per Share	$0.07	$0.04
Denominator for diluted earnings per share - weighted average shares adjusted for dilutive securities	113,730,591	112,039,860

*Assumes a normalized tax rate of 40% for 2016 and 34% for 2017.